                                                                     Exhibit 10

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Statement of Additional Information constituting part of this Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 of our report dated April 4, 2008 relating to the financial statements and financial highlights of American General Life Insurance Company Separate Account D, our report dated April 29, 2008 relating to the consolidated financial statements of American General Life Insurance Company, and our report dated April 25, 2008 relating to the statutory basis financial statements of American Home Life Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP
Houston, Texas

April 30, 2008